Exhibit (i)(2)

Dechert LLP 1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax
Cynthia Beyea Partner Cynthia.Beyea@dechert.com +1 202 261 3447 Direct +1 202 261 3333 Fax

October 28, 2025

VIA EDGAR

USCF ETF Trust
Attn: Board of Trustees
1850 Mt. Diablo Blvd., Suite 640
Walnut Creek, CA 94596

Re:	USCF ETF Trust (the “Trust”) File Nos. 333-196273 and 811-22930 Post-Effective Amendment No. 220

To the Board of Trustees:

We hereby consent to the reference to our name under the captions “Legal Counsel” in each Prospectus and the Statement of Additional Information filed as part of Post-Effective Amendment No. 220 to the Trust’s Registration Statement on Form N-1A with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Dechert LLP

Dechert LLP

cc:        Daphne G. Frydman, USCF Advisers LLC